UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2011

QUIDEL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	0-10961	94-2573850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10165 McKellar Court San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 552-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 28, 2011, Quidel Corporation announced that its board of directors has authorized an amendment to the Company’s previously announced stock repurchase program to extend the program and replenish the amount available for purchase under the program. Under the amended program, the Company may repurchase up to $25 million in shares of its common stock. The Company’s board of directors initially authorized the stock repurchase program in May 2005 and has extended and replenished the amount available under the program through additional authorizations. There remained approximately $10.3 million available for repurchase of the Company’s common stock under the stock repurchase program prior to the new authorization.

The timing and pace of the Company’s stock repurchase activity, if any, will depend on several factors such as the amount of cash generation from operations, cash required to execute strategic growth initiatives and current stock price. Under the stock repurchase program, shares of the Company’s common stock may be repurchased from time to time in both privately negotiated and open market transactions, including pursuant to Rule 10b5-1 plans, in each case, subject to management’s evaluation of market conditions, applicable legal requirements and other factors. The program authorizes the Company to repurchase shares, but does not require the Company to repurchase shares and may be modified, suspended or terminated at any time without prior notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2011

QUIDEL CORPORATION

By:	/S/ RANDALL STEWARD
Name:	Randall Steward
Its:	Chief Financial Officer